Exhibit 99.1
Professional Holding Corp. Reports First Quarter 2022 Results
Strong Loan Growth of Over 10% Annualized in First Quarter 2022 Across All non-PPP Lending Categories
Coral Gables, Fla., April 29, 2022 – Professional Holding Corp. (the “Company”) (NASDAQ:PFHD), the parent company of Professional Bank (the “Bank”), today reported net income of $2.4 million, or $0.18 per share, for the first quarter of 2022 compared to net income of $4.0 million, or $0.30 per share, for the fourth quarter of 2021, and net income of $4.8 million, or $0.36 per share, for the first quarter of 2021. First quarter 2022 earnings reflected expenses accrued in connection with the previously disclosed separation of the Company’s former Chief Executive Officer, which on an after-tax basis reduced net income by $2.6 million or $0.19 cents per share.

“While the first quarter of 2022 had its challenges, we are optimistic about our future. We expect to continue our balance sheet and top-line growth and are laser focused on increasing profitability. We are excited about the markets we serve and anticipate that our talented workforce will exceed expectations,” said Abel Iglesias, Chief Executive Officer.
Results of Operations for the Three Months Ended March 31, 2022
•Net income decreased $1.5 million, or 38.9%, to $2.4 million compared to $4.0 million in the prior quarter, due to severance and accelerated vesting expense on share-based compensation associated with the departure of the Company’s former Chief Executive Officer. The decrease was comprised of higher noninterest expense of $3.6 million, partially offset by higher net interest income of $0.9 million and lower provision expense of $1.0 million. Adjusted pre-tax pre-provision earnings (non-GAAP), which excludes the severance and accelerated vesting expense, increased $0.2 million, or 3.5%, from the prior quarter to $6.7 million. In addition, adjusted net income (non-GAAP) increased $1.0 million, or 25.9%, from the prior quarter to $5.0 million (non-GAAP).
•Net interest income increased $0.9 million, or 5.1%, to $19.0 million compared to $18.1 million in the prior quarter, primarily due to an increase in interest income in the commercial and commercial real estate loan portfolios from an increase in average loans of $68.3 million to $1.8 billion compared to $1.7 billion in the prior quarter. Interest income also increased in the investment portfolio due to increased average balances and higher yields from the recent investment purchases.
•Provision for loan losses decreased $1.0 million, or 54.7%, to $0.9 million compared to $1.9 million in the prior quarter primarily due to the charge-off of a previously disclosed impaired loan that was recorded in the prior quarter.
•Noninterest income remained relatively steady compared to prior quarter at $1.3 million. A decrease of $0.1 million in small business administration (“SBA”) fees was offset by a $0.1 million gain from the early payoff on Federal Home Loan Bank (“FHLB”) borrowings.
•Noninterest expense increased $3.6 million, or 27.9%, to $16.5 million compared to $12.9 million in the prior quarter primarily due to a $2.9 million expense related to severance and accelerated vesting expense on share-based compensation associated with the departure of the Company’s former Chief Executive Officer. The increase in noninterest expense also included an increase of $0.3 million in marketing expenses.
Financial Condition
At March 31, 2022:
•Total assets increased $0.2 billion, or 30.9%, annualized to $2.9 billion compared to December 31, 2021, primarily as a result of increases in cash and cash equivalents, net loans, and non-taxable securities available for sale. Total assets increased $0.6 billion, or 28.4% compared to March 31, 2021, primarily as a result of increases in cash and cash equivalents, net loans, and taxable securities available-for-sale.
•Total loans increased $45.6 million, or 10.4%, annualized to $1.8 billion compared to December 31, 2021. The increase was driven by loan originations of approximately $199.4 million, partially offset by paydowns and prepayments of $95.8 million. The Professional Bank PPP loan balance decreased $27.5 million, or 46.9%, to $31.1 million from December 31, 2021.

•Total deposits increased 36.9%, annualized or $0.2 billion, to $2.6 billion compared to December 31, 2021 primarily due to an increase in non-interest bearing demand deposit accounts and to a lesser extent, an increase in interest bearing demand deposit accounts.
•As of March 31, 2022, nonperforming assets remained unchanged at $2.1 million compared to December 31, 2021. As of March 31, 2021, the Company had nonperforming assets of $2.8 million. There were no charge-offs in the loan portfolio during the three months ended March 31, 2022, compared to a partial charge-off on one consumer loan in the prior quarter. For the three months ended March 31, 2021, the Company partially charged-off a commercial loan for $7.6 million.
Capital and Liquidity
The Company continues to remain well capitalized per regulatory requirements. As of March 31, 2022, the Company had a total risk-based capital ratio of 13.6% and a leverage capital ratio of 7.8%. The Company maintains a strong liquidity position. At March 31, 2022, in addition to its balance sheet liquidity, the Company had the ability to generate approximately $494.3 million in liquidity through available resources. Additionally, the Company retained $12.9 million in cash at the holding company. During the first quarter of 2022, the Company entered into a subordinated note purchase agreement with an institutional accredited investor, pursuant to which the Company issued and sold a 3.375% fixed-to-floating rate subordinated note due 2032 in the principal amount of $25.0 million, and increased the availability under its revolving line of credit at Valley National Bank, N.A. from $10.0 million to $25.0 million.

Net Interest Income and Net Interest Margin Analysis
Net interest income was $19.0 million for the three months ended March 31, 2022. The following table shows the average outstanding balance of each principal category of the Company’s assets, liabilities, and shareholders’ equity, together with the average yields on assets and the average costs of liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the respective periods. For the three months ended March 31, 2022, the Company’s cost of funds was 0.32%.

(Dollars in thousands)	For the Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate
Assets
Interest earning assets
Interest-earning deposits	$576,478	$276	0.19%	$700,741	$263	0.15%	$179,127	$46	0.10%
Federal funds sold	28,234	18	0.26%	21,969	13	0.24%	44,264	16	0.15%
Federal Reserve Bank stock, FHLB stock and other corporate stock	7,598	97	5.18%	7,760	106	5.54%	7,965	95	4.84%
Investment securities - taxable	187,273	638	1.38%	129,602	290	0.91%	69,797	179	1.04%
Investment securities - tax exempt	25,902	213	3.34%	18,694	166	3.60%	21,639	203	3.80%
Loans(1)	1,773,887	19,780	4.52%	1,705,563	19,159	4.56%	1,663,532	19,233	4.69%
Total interest earning assets	2,599,372	21,022	3.28%	2,584,329	19,997	3.14%	1,986,324	19,772	4.04%
Loans held for sale	693			802			1,354
Noninterest earning assets	136,270			136,892			129,296
Total assets	$2,736,335			$2,722,023			$2,116,974
Liabilities and stockholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	1,672,387	1,586	0.38%	1,619,355	1,634	0.41%	1,208,741	1,317	0.44%
Borrowed funds	50,493	389	3.12%	39,796	240	2.45%	146,408	576	1.60%
Total interest-bearing liabilities	1,722,880	1,975	0.46%	1,659,151	1,874	0.46%	1,355,149	1,893	0.57%
Noninterest-bearing liabilities
Noninterest-bearing deposits	764,763			814,767			524,114
Other noninterest-bearing liabilities	16,666			18,514			18,629
Stockholders’ equity	232,026			229,591			219,082
Total liabilities and stockholders’ equity	$2,736,335			$2,722,023			$2,116,974
Net interest income		$19,047			$18,123			$17,879
Net interest spread(2)			2.82%			2.68%			3.47%
Net interest margin(3)			2.97%			2.78%			3.65%
_________________________________________
(1)Includes nonaccrual loans.
(2)Net interest spread is the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities.
(3)Net interest margin is a ratio of net interest income to average interest earning assets for the same period.
(4)Interest income on loans includes loan fees of $1.6 million, $1.7 million and $2.7 million for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.

Provision for Loan Losses
The Company’s provision for loan losses amounted to $0.9 million for the quarter ended March 31, 2022, and was primarily driven by loan growth during the quarter. The decrease of $1.0 million in provision expense for the first quarter of 2022 compared to the prior quarter was primarily due to the partial impairment of a consumer loan that was recorded in the prior quarter.
Investment Securities
The Company’s investment portfolio increased $11.7 million, or 5.8%, to $212.9 million compared to the prior quarter. The increase was primarily due to purchases of approximately $28.6 million in mortgage-backed securities and community development district bonds, partially offset by $8.2 million in investment calls, redemptions and paydowns coupled with unrealized losses of $8.5 million during the quarter. To supplement interest income earned on the Company’s loan portfolio, the Company invests in high quality mortgage-backed securities, government agency bonds, corporate bonds, community development district bonds, and equity securities (including mutual funds). Equity securities include $0.8 million of investments, made through our subsidiary Pro Opp Fund LLC, in businesses directly and indirectly related to the Company’s core business as permitted under the U.S. Bank Holding Company Act. Additionally, Pro Opp Fund LLC has an additional $0.9 million of unfunded investments outstanding.
Loan Portfolio
The Company’s primary source of income is derived from interest earned on loans. The Company’s loan portfolio consists of loans secured by real estate as well as commercial business loans, construction and development loans, and other consumer loans. The Company’s loan clients primarily consist of small-to medium-sized businesses, the owners and operators of those businesses, and other professionals, entrepreneurs and high net worth individuals. The Company’s owner-occupied and investment commercial real estate loans, residential construction loans, and commercial business loans provide higher risk-adjusted returns, shorter maturities, and more sensitivity to interest rate fluctuations and are complemented by the relatively lower risk residential real estate loans to individuals. The Company’s lending activities are principally directed to the Miami-Dade MSA. The following table summarizes and provides additional information about certain segments of the Company’s loan portfolio as of March 31, 2022 and December 31, 2021:

(Dollars in thousands)	March 31, 2022		December 31, 2021
	Amount	Percent	Amount	Percent
Loans held for investment:
Commercial real estate	$931,904	51.1%	$902,654	50.8%
Residential real estate	381,182	20.9%	377,511	21.2%
Commercial (non-PPP)	357,124	19.6%	325,415	18.3%
Commercial (PPP)	31,097	1.7%	58,615	3.3%
Construction and land development	98,984	5.4%	91,520	5.1%
Consumer and other	22,425	1.2%	21,449	1.2%
Total loans held for investment, gross	1,822,716	100.0%	1,777,164	100.0%
Allowance for loan losses	(13,555)		(12,704)
Loans held for investment, net	$1,809,161		$1,764,460

Loans held for sale:
Loans held for sale	$988	100.0%	$165	100.0%
Total loans held for sale	$988		$165
_________________________________________
(1)Includes $91.4 million of search fund lending.
Non-Performing Assets
As of March 31, 2022, the Company had nonperforming assets of $2.1 million, or 0.07% of total assets, compared to nonperforming assets of $2.1 million, or 0.08% of total assets, at December 31, 2021. As of March 31, 2021, the Company had nonperforming assets of $2.8 million, or 0.12% of total assets.

Allowance for Loan and Lease Loss (“ALLL”)
The Company’s allowance for loan losses increased $0.9 million, or 6.7%, to $13.6 million compared to the prior quarter primarily as a result of higher loan production volume this quarter. The Company’s allowance for loan losses as a percentage of total loans held for investment (excluding Professional Bank PPP loans - non-GAAP, see Explanation of Certain Unaudited Non-GAAP Financial Measures) was 0.76% at March 31, 2022, compared to 0.74% at December 31, 2021. There were no changes to qualitative loss factors and minimal change in the historical loss factors for the current period with the driver for the increased allowance being loan growth.

PROFESSIONAL HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollar amounts in thousands, except share data)

	March 31, 2022	December 31, 2021
ASSETS
Cash and due from banks	$45,792	$38,469
Interest earning deposits	671,845	545,521
Federal funds sold	24,089	13,477
Cash and cash equivalents	741,726	597,467
Securities available for sale, at fair value - taxable	175,758	175,536
Securities available for sale, at fair value - tax exempt	30,446	18,765
Securities held to maturity (fair value March 31, 2022 – $214, December 31, 2021 – $242)	218	236
Equity securities	6,439	6,638
Loans, net of allowance of $13,555 and $12,704 as of March 31, 2022 and December 31, 2021 , respectively	1,809,161	1,764,460
Loans held for sale	988	165
Premises and equipment, net	8,499	9,020
Bank owned life insurance	38,758	38,485
Goodwill and intangibles	25,698	25,766
Other assets	29,534	27,573
Total assets	$2,867,225	$2,664,111
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand – non-interest bearing	$871,357	$674,003
Demand – interest bearing	356,600	310,362
Money market and savings	1,103,472	1,121,330
Time deposits	255,848	265,693
Total deposits	2,587,277	2,371,388
Federal Home Loan Bank advances	5,000	35,000
Official Checks	6,144	4,125
Other borrowings	—	10,000
Subordinated debt	24,409	—
Accrued interest and other liabilities	14,622	12,074
Total liabilities	2,637,452	2,432,587
Stockholders’ equity
Preferred stock, 10,000,000 shares authorized, none issued	—	—
Class A Voting Common stock, $0.01 par value; authorized 50,000,000 shares, issued 14,623,395 and outstanding 13,665,801 shares as of March 31, 2022, and authorized 50,000,000 shares, issued 14,393,750 and outstanding 13,446,400 shares at December 31, 2021	146	144
Class B Non-Voting Common stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding on March 31, 2022 and December 31, 2021	—	—
Treasury stock, at cost	(16,201)	(16,003)
Additional paid-in capital	214,351	212,012
Retained earnings	38,539	36,120
Accumulated other comprehensive income (loss)	(7,062)	(749)
Total stockholders’ equity	229,773	231,524
Total liabilities and stockholders' equity	$2,867,225	$2,664,111

PROFESSIONAL HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Interest income
Loans, including fees	$19,780	$19,159	$19,233
Investment securities - taxable	638	290	179
Investment securities - tax exempt	213	166	203
Dividend income on restricted stock	97	107	95
Other	294	275	62
Total interest income	21,022	19,997	19,772

Interest expense
Deposits	1,586	1,634	1,317
Federal Home Loan Bank advances	134	183	196
Subordinated debt	232	43	130
Other borrowings	23	14	250
Total interest expense	1,975	1,874	1,893

Net interest income	19,047	18,123	17,879
Provision for loan losses	851	1,880	1,038
Net interest income after provision for loan losses	18,196	16,243	16,841

Non-interest income
Service charges on deposit accounts	517	504	395
Income from bank owned life insurance	273	281	282
SBA origination fees	—	94	145
Swap fee income	112	128	209
Loans held for sale income	71	89	75
Gain on sale and call of securities	—	16	1
Other	300	178	12
Total non-interest income	1,273	1,290	1,119

Non-interest expense
Salaries and employee benefits	11,220	8,044	6,784
Occupancy and equipment	1,002	987	1,102
Data processing	314	313	290
Marketing	196	(103)	153
Professional fees	919	743	628
Acquisition expenses	—	—	684
Regulatory assessments	549	433	349
Other	2,295	2,483	1,798
Total non-interest expense	16,495	12,900	11,788

Income before income taxes	2,974	4,633	6,172
Income tax provision	555	673	1,387
Net income	$2,419	$3,960	$4,785

Earnings per share:
Basic	$0.18	$0.30	$0.36
Diluted	$0.17	$0.29	$0.34

Other comprehensive income:
Unrealized holding gain (loss) on securities available for sale	$(8,468)	$(1,080)	$(289)
Tax effect	2,155	265	71
Other comprehensive gain (loss), net of tax	(6,313)	(815)	(218)
Comprehensive income	$(3,894)	$3,145	$4,567

PROFESSIONAL HOLDING CORP.
EARNINGS PER COMMON SHARE (Unaudited)
(Dollar amounts in thousands, except share data)
Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding plus the effect of employee stock options during the year.

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Basic earnings per share:
Net income	$2,419	$3,960	$4,785
Total weighted average common stock outstanding	13,345,565	13,202,477	13,442,359
Net income per share	$0.18	$0.30	$0.36
Diluted earnings per share:
Net income	$2,419	$3,960	$4,785
Total weighted average common stock outstanding	13,345,565	13,202,477	13,442,359
Add: dilutive effect of employee restricted stock and options	613,807	666,908	478,915
Total weighted average diluted stock outstanding	13,959,372	13,869,385	13,921,274
Net income per share	$0.17	$0.29	$0.34

Anti-dilutive restricted stock and options	36,422	4,380	403,000

Explanation of Certain Unaudited Non-GAAP Financial Measures
This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”), which we refer to “non-GAAP financial measures.” The table below provides a reconciliation between these non-GAAP measures and net income and net income per share, which are the most comparable GAAP measures.
Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these measures are useful supplemental information that can enhance investors’ understanding of the Company’s business and performance without considering taxes or provisions for loan losses and can be useful when comparing performance with other financial institutions. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.
Reconciliation of non-GAAP Financial Measures

(Dollar amounts in thousands, except per share data)	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net interest income (GAAP)	$19,047	$18,123	$17,879
Total non-interest income	1,273	1,290	1,119
Total non-interest expense	16,495	12,900	11,788
Pre-tax pre-provision earnings (non-GAAP)	$3,825	$6,513	$7,210
Total adjustments to non-interest expense (1)	(2,915)	—	(684)
Adjusted pre-tax pre-provision earnings (non-GAAP)	$6,740	$6,513	$7,894

Net interest income after provision for loan losses (GAAP)	$18,196	$16,243	$16,841
Total non-interest income	1,273	1,290	1,119
Total non-interest expense	16,495	12,900	11,788
Total adjustments to non-interest expense (1)	(2,915)	—	(684)
Adjusted Income before income taxes (non-GAAP)	$5,889	$4,633	$6,856
Income tax provision	903	673	1,541
Adjusted net income (non-GAAP)	$4,986	$3,960	$5,315

Return on average assets (GAAP)	0.36%	0.58%	0.90%
Annualized pre-tax pre-provision ROAA (non-GAAP)	0.57%	0.95%	1.36%
Adjusted annualized pre-tax pre-provision ROAA (non-GAAP)	1.00%	0.95%	1.49%
(1)Adjustments to non-interest expense for the three months ended March 31, 2022 were related to severance and accelerated vesting expense related to the departure of the former Chief Executive Officer. Adjustments to non-interest expense for the three months ended March 31, 2021 were related to change in control payments to two former Marquis employees.

(Dollar amounts in thousands)	March 31, 2022	December 31, 2021
Total loans held for investment (GAAP)	$1,809,161	$1,764,460
Add allowance for loan loss ("ALLL")	13,555	12,704
Total gross loans held for investment ("LHFI")	1,822,716	1,777,164
Less Professional Bank net PPP loans ("PPP")	31,097	58,615
Total gross LHFI excluding net PPP loans (non-GAAP)	1,791,619	1,718,549
Add purchase accounting loan marks ("PA")	11,466	13,003
Total gross LHFI excluding net PPP loans (non-GAAP) + PA marks	$1,803,085	$1,731,552

ALLL as a % of LHFI (GAAP)	0.75%	0.72%
ALLL as a % of total LHFI excluding net PPP loans (non-GAAP)	0.76%	0.74%
PA marks + ALLL / LHFI excluding net PPP loans (non-GAAP)	1.39%	1.48%

(Dollar amounts in thousands)	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net interest income (GAAP)	$19,047	$18,123	$17,879
Less: PPP net interest income recognized	(1,059)	(1,269)	(2,982)
Net interest income excluding PPP (non-GAAP)	17,988	16,854	14,897
Less: PA premium/discounts	(1,661)	(1,442)	(1,269)
Net interest income excluding PPP and PA (non-GAAP)	$16,327	$15,412	$13,628
Average interest earning assets (GAAP)	2,599,372	2,584,329	1,986,324
Less: average PPP loans	(44,585)	(72,728)	(190,713)
Average interest earning assets, excluding PPP (non-GAAP)	2,554,787	2,511,601	1,795,611
Add: average PA marks	12,314	14,051	18,459
Average interest earning assets, excluding PPP and PA (non-GAAP)	$2,567,101	$2,525,652	$1,814,070
Net interest margin (GAAP)	2.97%	2.78%	3.65%
Net interest margin excluding PPP (non-GAAP)	2.86%	2.66%	3.36%
Net interest margin excluding PPP and PA (non-GAAP)	2.58%	2.42%	3.04%
Certain Performance Metrics
The following table shows the return on average assets (computed as annualized net income divided by average total assets), return on average equity (computed as annualized net income divided by average equity) and average equity to average assets ratios for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021.

	Three Months Ended March 31, 2022	Three Months Ended December 31, 2021	Three Months Ended March 31, 2021
Return on average assets	0.36%	0.58%	0.90%
Return on average equity	4.23%	6.84%	8.86%
Average equity to average assets	8.48%	8.43%	10.35%
Additional Materials
A slide presentation with supplemental financial information relating to this release can be accessed at https://proholdco.com.

Forward Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this presentation that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements preceded by, followed by or including words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should” and similar expressions. Forward-looking statements represent the Company’s current expectations, plans or forecasts and involve significant risks and uncertainties. Several important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include, without limitation, current and future economic and market conditions, including those that could impact credit quality and the ability to generate loans and gather deposits; the duration, extent and impact of the COVID-19 pandemic, including the governments’ responses to the pandemic and the potential worsening of the pandemic resulting from variants of COVID-19, on our and our customers’ operations, personnel, and business activity (including developments and volatility), as well as COVID-19’s impact on the credit quality of our loan portfolio and financial markets and general economic conditions; the effects of our lack of a diversified loan portfolio and concentration in the South Florida market; the impact of current and future interest rates and expectations concerning the actual timing and amount of interest rate movements; competition; our ability to execute business plans; geopolitical developments; legislative and regulatory developments; inflation or deflation; market fluctuations; natural disasters (including pandemics such as COVID-19); critical accounting estimates; and other factors described in our Form 10-K for the year ended December 31, 2021. The Company disclaims any obligation to update any of the forward-looking statements included herein to reflect future events or developments or changes in expectations, except as may be required by law.
About Professional Bank and Professional Holding Corp.:
Professional Holding Corp. (NASDAQ:PFHD) is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008 and based in Coral Gables, Florida. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, professionals and entrepreneurs. Professional Bank currently operates its Florida network through nine branch locations and two LPOs in the regional areas of Miami, Broward, Palm Beach, Duval (Jacksonville), Hillsborough and Pinellas (Tampa Bay) counties. It also has a Digital Innovation Center located in Cleveland, Ohio and a LPO in Bedford, New Hampshire that specializes in search fund lending. For more information, visit www.myprobank.com. Member FDIC. Equal Housing Lender.